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                                                                      EXHIBIT 11

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                                HADCO CORPORATION AND SUBSIDIARIES
                          STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
            FOR THE YEARS ENDED OCTOBER 28, 1995, OCTOBER 26, 1996, AND OCTOBER 25, 1997


                                                           1995           1996           1997
                                                           ----           ----           ----
Primary:
     Net income                                         $21,374,000    $32,016,720   $(36,493,000)
                                                        -----------    -----------   ------------

     Average shares outstanding                           9,805,624     10,244,814     11,458,141
     Add: Average common stock equivalents outstanding    1,553,175      1,140,458         --
     Less: Shares assumed repurchased under the treasury
       stock method                                        (552,364)      (301,330)        --
                                                        -----------    -----------   ------------

     Total                                               10,806,435     11,083,942     11,458,141
                                                        -----------    -----------   ------------

     Per share amount                                   $      1.98    $      2.89    $     (3.18)
                                                        -----------    -----------   ------------

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